Exhibit 10.14

[LOGO]

PUSH TO TALKSM SERVICES
RESELLER BILLING DIRECT AGREEMENT

EFFECTIVE DATE: 8/14/01

This Reseller Agreement (“Agreement”) is entered into by ITXC, Inc., having an office of business at 14600 NW Greenbrier Parkway, Beaverton, Oregon, 97006 (“ITXC”) and “Reseller.”

Reseller Name:	Viper Networks, Inc.	Contact Name: John Castiglione

Address:	7960 Silverton Ave #210 San Diego, CA 92126

Telephone:	Main: 858-542-4214 Direct: 858-547-8149	Facsimile: 858-547-4219

email address:	Jcastiglione@viperipcom	URL: www.vipernetworks.com

ITXC is engaged in the development, manufacture, sales and license of certain products and services for Internet telephony applications. ITXC desires to increase the sale of its Push to Talk services by having Reseller located prospective customers and assist in obtaining orders for such services.

The Parties Agree as Follows:
1.  Definitions.
1.1  “Customer Agreement” means the written agreement between Reseller and Customer under which ITXC provides Services to Customer.

1.2.  “Customer” means a customer who is a subscriber of Reseller’s technology.

1.3  “Marketing Activities” means the activities undertaken by Reseller in marketing ITXC’s Services to Customers where at a minimum: (i) Reseller provides information regarding the Services to the Customer, and (ii) Reseller maintains conduct with the Customer throughout the sales cycle.

1.4  “Services” means the ITXC Push to Talk service offering for Customers described in Attachment A. ITXC may from time to time modify the Services offered at ITXC’s sole discretion.

2.  Appointment and Responsibilities.
2.1  Appointment. Subject to the terms and conditions of this Agreement, ITXC hereby appoints Reseller for the Term of this Agreement as its nonexclusive representative to: (i) identify potential Customers interested in entering into Customer Agreements with ITXC and (ii) perform Marketing Activities directed toward such potential Customers.

2.2  Reseller Responsibilities. Reseller shall perform Marketing Activities to potential Customers. Reseller shall obtain a signed Customer Agreement.

2.3  Resale of Services. Reseller may resell the Push to Talk Service to third parties who have signed agreements with Reseller containing the minimum terms contained in Attachment C. Reseller will indemnify ITXC for any claims or loss incurred by ITXC due to (1) Reseller’s failure to comply with the preceding sentence, or (2) termination of the Push to Talk Service in accordance with Section 6 below. Reseller is responsible for billing and collecting amounts due from its customers. Reseller is will pay ITXC, regardless of whether its customers are current in their accounts with Reseller. Reseller is responsible for updating provisioning information to inform ITXC of its customers that have terminated use of the Push to Talk Service. Reseller will be responsible for Service Fees (as defined in Section 4) for its Customers until ITXC is notified via e-mail, or such other method as ITXC may request, that such Customer has terminated use of Push to Talk Services. The amount(s) charged and billed by Reseller to its customers is determined by Reseller in its sole discretion.

2.4.  Reseller Rights. ITXC reserves the right: (i) to solicit orders directly from and to sell directly to any potential Customer and (ii) to appoint other representatives on a nonexclusive basis to promote ITXC’s Services. Provided, however, ITXC will use its best efforts to refer Reseller’s Customers to Reseller for Services.

2.5.  Privacy. Reseller shall not be authorized to conduct any negotiations on behalf of ITXC, conclude an contract on ITXC’s behalf or make any representation, warranty, promise or take any other action binding upon ITXC without the prior written consent of ITXC. It is confirmed and agreed that in any event ITXC shall at its sole discretion determine whether or not to enter into any Customer Agreement.

2.6  Status Reports. Reseller shall promptly submit to ITXC quarterly (or more frequently at ITXC’s request), written reports including without limitation: (i) monthly status reports on Reseller’s efforts indicating each potential Customer identified, located or contacted and the reasons for such contact; (ii) Reseller’s marketing and promotional plans; and (iii) such other information as ITXC may reasonably request from time to time so as to keep ITXC fully informed of all matters relating to this Agreement.

2.7  Publicity. With prior consent from the other party, Reseller and ITXC (a) may provide a link from their web site to the other party’s home page, (b) list the other party as a representative and/or customer, and (c) issue press releases which reference the other party. Consent shall not be unreasonably withheld. Reseller will participate in reasonable joint marketing activities designed by ITXC. ITXC may list Reseller’s Customers as ITXC Customers with the Customer’s prior written approval.

2.8  Ethical Standards. Reseller will maintain the highest ethical standards in its dealings on behalf of ITXC. Reseller will refrain from acting in a manner that would reflect poorly on ITXC or its products or services.

2.9  Demo Push to Talk Buttons. ITXC will provide Reseller with a demo Push to Talk button (“Demo Button”) and up to 1,000 minutes per month for Reseller’s web site for the purpose of promoting the Services to Customers and/or to promote Reseller’s business. At all times during the Term of this Agreement, Reseller will deploy the Demo Button on its website. The use of the Demo Button will be governed by the terms attached hereto as Attachment C. The Demo Button will be provided to Reseller free of charge for the Term of this Agreement.

2.10  Branding. Reseller shall be responsible for developing the brand under which the service is provided to the Customers. Such branding shall include the phrase “Powered by ITXC.” If Reseller achieves a total of $17,500 in monthly billed revenue for two (2) consecutive months. ITXC will remove the phrase “Powered by ITXC” from the Push to Talk skin.

2.11  Automatic Programming Interface (“API”). If at a future date, Reseller chooses to use the API, ITXC will provide Reseller with a quote for professional services to develop on their behalf.

3.  Expenses. All costs and expenses incurred by Reseller in performing its obligations hereunder shall be borne solely by Reseller, and ITXC shall be required to make no payments to Reseller other than those expressly agreed to by ITXC.

4.  Service Fees and Billing.
Reseller will pay Push to Talk Service fees as set forth in Attachment B (“Service Fees”). Service Fees do not include any sales, use excise, duty, VAT, ad valorem or other tax or fee, and such taxes or fees are the responsibility of Reseller. ITXC shall submit an invoice to Reseller on a calendar month basis. Invoices will include the number of Push to Talk Service calls made, the duration of the calls, and the Service Fees payable by Reseller. Service Fees are due on the date of the invoice. If Service Fees are 30 days past due, ITXC will provide 30 days written notice of default and intent to terminate this Agreement under Section 6. If Reseller has not cured within that time period, ITXC will terminate this Agreement and will either discontinue Push to Talk Service to Reseller customers or ITXC may contact with Reseller customers directly to continue to provide the Push to Talk Service. ITXC reserves the right to change its fees at any time with notice to Reseller.

5.  Audit Rights. Reseller shall maintain reasonable business records respecting all transactions pursuant to this Agreement consistent with good and prudent business practices in accordance with generally accepted accounting principles. ITXC shall have the right of reasonable inspection and audit of such records on fifteen (15) business days prior written notice. The audit shall be conducted by an independent certified public accountant, who shall be approved by Reseller, such approval shall not be unreasonably withheld. Reseller agrees to reasonably cooperate with ITXC (and its representatives) during any audit. The costs of such inspection and audit shall be borne by ITXC, provided, however, that in the event the audit shows a discrepancy in the amount underpaid to ITXC of ten percent (10%) or more, in addition to paying such amount, Reseller shall reimburse the reasonable cost of the audit within thirty (30) days therefore. If the audit reveals an overpayment to ITXC, Reseller shall withhold such amount from ITXC’s future payments, or following termination of this agreement, ITXC shall reimburse Reseller for the applicable amounts within thirty (30) days of completion of the audit. ITXC agrees that any information obtained as part of its audit shall be used only for the purposes of determining the accuracy of the reports and amounts paid and shall not use the information for any other reason whatsoever. The inspection and audit may not be performed more often than once in any twelve (12) month period, unless the audit reveals an underpayment to ITXC of ten percent (10%) or more, in which case ITXC may audit such records six (6) months after the initial audit which showed such discrepancy. Any inspection and audit shall be performed during Reseller’s normal business hours and in such manner as to least interfere with Reseller’s daily operations.

6.  Term and Termination.
6.1  Initial Term Renewal. The initial term of this Agreement shall be for a period of one (1) year from the Effective Date, and thereafter will continue in effect until terminated by either party, for any reason, upon 30 days written notice.

6.2  Termination Due to Insolvency. This Agreement may be terminated immediately for cause by either party upon written notice to the other party in the event the other party: (a) becomes insolvent, (b) ceases to function as a going concern as to conduct its operations in the normal course of business, or (c) files for bankruptcy.

6.3  Termination for Breach. Either party may terminate this Agreement immediately if the other party breaches any of the provisions of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof.

6.4  Survival. The provisions of Sections 1, 4, 5, 6.4, 7, 8, 9. 10, 11 and 12 shall survive expiration or any termination of this Agreement.

7.  Rights Upon Termination.

7.1  Transfer of Customers. Upon termination Reseller will assist in the transfer of Customers to ITXC. Such assistance will include notifying Customers of such termination and providing the Customers with the option of continuing the Services by entering into an agreement with ITXC.

7.2  Return of Materials. Upon termination or expiration of this Agreement, Reseller shall return all Confidential Information (as defined below) that may have been entrusted to it and any copies thereof. Upon the termination of this Agreement, Reseller shall cease to use ITXC Trademarks (as defined below). Any listing by Reseller of ITXC’s number in any telephone book, directory, public record or like publication shall be removed by Reseller as soon as possible, but no later than the subsequent issue of such publication.

7.3  No Liability for Termination or Expiration. ITXC SHALL NOT BE LIABLE TO RESELLER, BY REASON OF THE EXPIRATION OR TERMINATION OF THIS AGREEMENT, FOR ANY DAMAGES, ON ACCOUNT OF ANY LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR FOR EXPENDITURES, INVESTMENTS, LEASES, OR COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT OR THE ANTICIPATION OF EXTENDED PERFORMANCE HEREUNDER.

8.  Trademarks and Trade Names. This Agreement shall not give Reseller any rights in or to ITXC’s trademarks, service marks or trade names, except that during the term of this Agreement, ITXC grants to Reseller a restricted license to reproduce the trademarks, service marks and trade names (“ITXC Trademarks”), pursuant to ITXC’s trademark usage instructions, in marketing materials and to use such ITXC Trademarks in performing Marketing Activities. Reseller shall not alter or remove any ITXC Trademark affixed to any Services, or marketing materials furnished by ITXC to Reseller. In addition, all representations or substitutions of IXTC Trademarks to be used by Reseller shall first be submitted to ITXC for ITXC’s written approval.

9.  Confidential Information. “Confidential Information” shall include any information, whether oral, written or observed, regarding the terms of this Agreement and ITXC’s specifications, requirements, plans, programs, processes, technologies, products, costs, equipment, operations, numbers of customers which may come within the knowledge of Reseller and Reseller’s employees, representatives and agents. All Confidential Information shall remain the exclusive property of ITXC and shall be immediately returned to ITXC upon request, together with all copies thereof. Reseller shall hold Confidential Information in confidence and shall not disclose such Confidential Information or use it for any purpose other than to perform as required by this Agreement. Reseller will disclose Confidential Information only to employees with a need to know, and will ensure that such employees are contractually bound to protect the Confidential Information as required under this Agreement. Reseller may not disclose Confidential Information to third parties unless (i) such third parties have signed a confidentiality agreement reasonably designed to protect the confidentiality of Confidential Information; and (ii) it is necessary for such third parties to know such Confidential Information in order for Reseller to perform its obligations and duties pursuant to this Agreement. Upon Reseller’s request, ITXC shall advise Reseller whether it considers any particular information or materials to be Confidential Information. Except as otherwise provided herein, the obligation not to disclose or use and to maintain confidential information shall be for a period of two (2) years after the termination of this Agreement.

10.  Warrant and Indemnity.
10.1  Warranty. Reseller warrants that (i) the order referral services that Reseller will perform under this Agreement will be done by properly supervised and qualified staff and (ii) Reseller shall not make any representations, warranties, promises or take any other action on behalf of ITXC, will only quote to Customers from the terms and conditions provided in writing by an authorized representative of ITXC; and in no event will Reseller misrepresent the Services marketed hereunder. Reseller will hold harmless ITXC, its officers, directors, employees, agents, successors and assigns from and against any liability, damages, costs, or expenses (including attorneys’ fees) incurred or sustained by ITXC as a result of claims brought by third parties against ITXC arising out of or relating to breach of this section.

10.2  No Liability for Network or Telephone Downtime. ITXC will not be liable for any losses that are a result of outage by long distance carrier, local phone access carrier.m, Internet access carrier, or electrical company, whether by error or natural causes such as storms or accidents.

10.3 DISCLAIMER. BOTH PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT CONSTITUTE A SALE OF GOODS; THAT THE WARRANTIES STATED ABOVE ARE THE SOLE WARRANTIES AND THAT THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  LIMITATION OF LIABILITY. IN NO EVENT SHALL ITXC BE LIABILE TO RESELLER FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED, AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER THEORY OF LIABILITY REGARDLESS OF WHETHER ITXC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES, COSTS OR EXPENSES. ITXC’S LIABILITY UNDER THIS AGREEMENT, (WHETHER IN CONTRACT, WARRANTY OR TORT, INCLUDING NEGLIGENCE) FOR DAMAGES OF ANY NATURE SHALL NOT EXCEED $20,000.

12.  Miscellaneous.
12.1  Independent Contractors. This Agreement is not intended to create a fiduciary relationship between the parties. The relationship of ITXC and Reseller is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers or co-owners or otherwise as partners in a joint undertaking or (iii) allow Reseller to create or assume any obligation on behalf of ITXC for any purpose whatsoever. All financial and other obligations associated with Reseller’s business are the sole responsibility of Reseller. Neither any employees of Reseller nor any individual whose compensation for services is paid for by Reseller is in any way employed by ITXC.

12.2  Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties.

ACCEPTED AND AGREED:

ITXC, Inc.

By: /s/ LUIS E. MACHUCA
Name: Luis E. Machuca
Title: Vice President
Date: 8-16-01

12.3 Assignment. None of the obligations, rights and benefits of this Agreement may be assigned by any of the parties hereto and any purported or attempted assignment shall be null and void without the prior written consent of the nonassigning party. Notwithstanding the foregoing, any party may assign this Agreement without the other party’s consent in any successor-in-interest to all or substantially all of the business or assets of Reseller, whether by merger, reorganization, asset sale or otherwise. Subject to the foregoing, this Agreement will be binding and inure to the benefit of the parties and their permitted successors and assigns. Any assignment made in contravention of this Section 12.3 shall be void and of no effect.

12.4  Notices. Any notice provided for or permitted in this Agreement will be deemed to have been given when mailed postage prepaid by certified mail or registered mail, return receipt requested, to the party to be notified, at the address above stated.

12.5  Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Oregon. Exclusive jurisdiction for litigation of any dispute, controversy or claim arising our of or related to this Agreement, shall be in the state or federal courts of Oregon.

12.6  Force Majeure. Neither party shall be liable for failure to fulfill its obligation under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts or omissions of the other party, man-made or natural disasters, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

12.7  No Waiver. The failure of either party to require performance of any provision of this Agreement or the waiver by either party of any breach of any provision shall not prevent the subsequent enforcement of nor be deemed a waiver of any subsequent breach of such provision.

12.8  Entire Agreement. This Agreement including the Attachments attached hereto constitute the entire agreement of the parties and supersede and cancel any and all previous agreements, understandings or negotiations, whether oral or written, between the parties relating to the subject matter of this Agreement. This Agreement may only be amended or extended by a written agreement executed by the parties hereto.

RESELLER

By: /s/ JOHN CASTIGLIONE
Name: John Castiglione
Title: C.E.O.
Date: 8-14-01

PUSH TO TALK SERVICES RESELLER BILLING DIRECT AGREEMENT

ATTACHMENT A

DESCRIPTION OF PUSH TO TALK SERVICES

Push to Talk

--Talk Through Your Phone

Push to Talk allows the User to originate a telephone call either from a website or an email link. The telephone call will connect the two telephone numbers provided by the Reseller, Customer, or Users. The service will thereby allow the Users to communicate with other Users.

--Talk Through Your Computer

Push to Talk allows the User to originate a telephone call either from a website or an email link. The telephone call will connect the telephone number provided by the Reseller, Customer, or Users to the computer of another User. The service will thereby allow the Users to communicate with other Users.

PUSH TO TALK SERVICES RESELLER BILLING DIRECT AGREEMENT

ATTACHMENT B

SERVICE FEES

All prices quoted in U.S. dollars and are subject to change.

Pricing is available exclusively to U.S.-based companies in which all billing and payment occurs in the United States, in U.S. dollars, and for which a majority of the traffic is U.S./Canadian-based.

This pricing information is confidential and proprietary information of ITXC, Inc. You agree that you will not disclose this information to any third party without ITXC’s prior written consent, and will protect the information by using the same degree of care (but not less than a reasonable degree of care) as you use to protect your own similar proprietary information.

PUSH TO TALK SERVICE
Feature Set Includes:	One-line, VOIP Two-line, Call Me Now MultiHold® (On-hold Advertising)
Basic Charge for Push to Talk Services
Push to Talk Market Application	Price	International Transaction Additional Fee	Monthly Minimum
Collaboration and eCRM (Standard Push to Talk applications; buttons within Web sites)
Monthly revenue of $0 - $25,000: $5.00 per subscriber, per month, includes 50 minutes of talk time per month, additional domestic minutes at $0.10 per minutes.
Monthly revenue of $25,001 - $50,000: $475 per subscriber, per month, includes 50 minutes of talk time per month, additional domestic minutes at $0.095 per minute.
Monthly revenue of $50,001 - $75,000: $4.50 per subscriber, per month, includes 50 minutes of talk time per month, additional domestic minutes at $0.09 per minute.
Monthly revenue of $75,001 - $85,000: $4.25 per subscriber, per month, includes 50 minutes of talk time per month, additional domestic minutes at $0.085 per minute.
Monthly revenue of $85,001 and up: $4.00 per subscriber, per month, includes 50 minutes of talk per month, additional domestic minutes at $0.08 per minute.

Once Reseller reaches $100,000 per month in billed revenue for 2 consecutive months, the parties will renegotiate the ability to “pool” minutes.

Per
International
Chart set forth
below.

International
minutes may
not exceed
more than
20% in
cellular
termination
per country. If
this amount is
surpassed,
ITXC
reserves the
right to
modify the
pricing
immediately.
$1,000 per month to begin at the onset of the 4th month of Service.

Set-up Fees
$1,000 initial set up fee. If Reseller chooses to have ITXC customize the GUI, there will be a one-time fee of $1,500, for up to 10 hours of development time.

NOTES
1.  Pushes are considered billable once ITXC’s server receives answer back supervision from customer’s switch. All pushes are considered billable in the month in which the push occurs. The duration of each individual call connected will be measured and billed in 1 (one) minute increments.

2.  International transactions are Push to Talk buttons which terminate to a US toll or too-free number with the Call Me Now user leg terminating outside the United States or Canada. (Not all countries are supported under this plan).

3. Reseller, will provide a monthly reporting of total number of Customers.

International Pricing:

Country	Add’l pricing for 1 leg US, 1 leg Int’l
India	$0.800
Thailand	$0.350
Philippines	$0.300
Argentina	$0.250
Brazil	$0.250
China	$0.250
Columbia	$0.250
Hungary	$0.250
Mexico	$0.250
New Zealand	$0.250
Spain	$0.250
Sweden	$0.250
Australia	$0.200
Chile	$0.200
Belgium	$0.175
Denmark	$0.175
Finland	$0.175
France	$0.175
Germany	$0.175
Ireland	$0.175
Italy	$0.175
Japan	$0.175
Netherlands	$0.175
Singapore	$0.175
Switzerland	$0.175
Taiwan	$0.175
United Kingdom	$0.175
Canada	$0.100
United States	$0.100

International Talk Through Your Computer calls are $0.10 per minute.